Exhibit 99.1

Ultralife Corporation Awarded IDIQ Contract Under U.S. Army’s $1.25B Conformal Wearable Battery Program

NEWARK, N.Y. May 17, 2021 -- Ultralife Corporation (NASDAQ: ULBI) has received a firm-fixed price indefinite-delivery/indefinite-quantity contract from the U.S. Army for purchases of Conformal Wearable Batteries not to exceed $168 million during the three-year base award period with the potential for up to an additional $350 million should the six one-year option periods be exercised. The timing of deliveries and quantities are at the discretion of the U.S. Army, and include successful completion of First Article Testing demonstrating full compliance with the contractual product specifications and program requirements.

Ultralife’s contract was awarded as part of a $1.25 billion multiple-award contract for Conformal Wearable Batteries being developed under the U.S. Army’s Tactical Power Generation Program. The lightweight, Lithium-Ion rechargeable batteries will provide soldiers with a power source capable of sustaining dismounted operations in remote areas for up to 24 hours and are envisioned to increase soldier mobility by reducing the weight and quantity of batteries needed to be carried.

“Ultralife is a long-standing supplier to the U.S. military and our products are recognized for their long-life, unsurpassed safety record and reliability under the toughest conditions. Our selection to participate in what could be a military battery program extending up to nine years, demonstrates the effectiveness of our new product development strategy of designing and building technically advanced batteries in collaboration with our strategic partners,” said Michael D. Popielec, Ultralife’s President and Chief Executive Officer. “We look forward to expanding our heritage of supporting soldier modernization initiatives by providing the highest quality, mission-critical power solutions.”

About Ultralife Corporation

Ultralife Corporation serves its markets with products and services ranging from power solutions to communications and electronics systems. Through its engineering and collaborative approach to problem solving, Ultralife serves government, defense and commercial customers across the globe.

Headquartered in Newark, New York, the Company's business segments include Battery & Energy Products and Communications Systems. Ultralife has operations in North America, Europe and Asia. For more information, visit www.ultralifecorporation.com.

Company Contact:
Ultralife Corporation
Philip A. Fain
(315) 210-6110
pfain@ulbi.com

Investor Relations Contact:
LHA
Jody Burfening
(212) 838-3777
jburfening@lhai.com